Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61552) pertaining to the Ventas, Inc. Common Stock Purchase Plan for Directors; the Registration Statement (Form S-8 No. 333-97251) pertaining to the Ventas, Inc. 2000 Incentive Compensation Plan; the Registration Statement (Form S-8 No. 333-107951) pertaining to the Ventas, Inc. 2000 Stock Option Plan for Directors; the Registration Statement (Form S-8 No. 333-118944) pertaining to the Ventas Executive Deferred Stock Compensation Plan and Ventas Nonemployee Director Deferred Stock Compensation Plan; the Registration Statement (Form S-8 No. 333-126639) pertaining to the Ventas Employee and Director Stock Purchase Plan; the Registration Statement (Form S-8 No. 333-136175) pertaining to the Ventas, Inc. 2006 Incentive Plan and Ventas, Inc. 2006 Stock Plan for Directors; the Registration Statement (Form S-3 No. 333-141605) pertaining to the common stock of Ventas, Inc.; the Registration Statement (Form S-3 No. 333-155770) pertaining to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan; and the Registration Statement (Form S-3 No. 333-158424) pertaining to preferred stock, depository shares, common stock, warrants and debt securities of Ventas, Inc., of our reports dated February 19, 2010 with respect to the consolidated financial statements and schedule of Ventas, Inc. and the effectiveness of internal control over financial reporting of Ventas, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Chicago, Illinois

19 February 2010